Exhibit 4.1

EXECUTION VERSION

$35,000,000
11.000% Senior Secured Bridge Note due 2019
HC2 Holdings 2, Inc.
promises to pay to Jefferies LLC (the “Purchaser”), the holder of this 11.000% Senior Secured Bridge Note due 2019 (the “Bridge Note”), the principal sum of THIRTY FIVE MILLION DOLLARS on December 1, 2019.
Interest Payment Dates: December 1 and June 1
Record Dates: November 15 and May 15
Dated: December 16, 2016

HC2 Holdings 2, Inc.,
As Bridge Note Issuer

By:    /s/ Michael J. Sena
Name: Michael J. Sena
Title: Chief Financial Officer

11.000% Senior Secured Bridge Note due 2019
INTEREST. HC2 Holdings 2, Inc., a Delaware corporation (the “Bridge Note Issuer”), promises to pay or cause to be paid interest on the principal amount of this Bridge Note at 11.000% per annum until maturity. The Bridge Note Issuer will pay interest, if any, semi-annually in arrears on December 1 and June 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on this Bridge Note will accrue from the date of issuance and the first Interest Payment Date shall be June 1, 2017. The Bridge Note Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law (as defined in the indenture, dated as of November 20, 2014 (the “Existing Indenture”), among HC2 Holdings, Inc., a Delaware corporation (the “Company”), the guarantors party thereto and U.S. Bank National Association, as trustee (in such capacity, the “Trustee”) and as collateral trustee (in such capacity, the “Collateral Trustee”) on overdue principal at a rate that is 1% higher than the then applicable interest rate on this Bridge Note to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.
Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.
METHOD OF PAYMENT. The Bridge Note Issuer will pay interest on this Bridge Note (except defaulted interest), if any, to the Purchaser at the close of business on the November 15 or May 15 next preceding the Interest Payment Date, even if such Bridge Note is canceled after such record date and on or before such Interest Payment Date, except with respect to defaulted interest. The Notes will be payable as to principal, premium, if any, and interest, if any, by wire transfer of immediately available funds to the Purchaser pursuant to wire transfer instructions separately provided to the Bridge Note Issuer. Such payment will be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.
COVENANTS. Section 3.09 and Article 4 (other than Section 4.02 thereof) of the Existing Indenture (together with the defined terms used therein, in each case, as in effect on the date hereof) is incorporated by reference herein as if originally appearing herein; provided, however, that to the extent that any provision of any such Section or Article (or definition used therein) is included in Schedule I attached hereto, such provision (or definition) shall be deemed to have been incorporated herein as if originally appearing herein in the form set forth in such Schedule.
MERGER, CONSOLIDATION OR SALE OF ASSETS. Neither the Company nor the Bridge Note Issuer shall, directly or indirectly: (i) (A) consolidate or merge with or into another Person; (B) sell, convey, transfer or otherwise dispose of all or substantially all of its assets as an entirety or substantially an entirety, in one transaction or a series of related transactions, to any Person; or (C) permit any Person to merge with or into either the Company or the Bridge Note Issuer, unless the Company or (except with respect to a transaction involving the Company) the Bridge Note Issuer, as the case may be, is the surviving corporation or (ii) lease all or substantially all of its assets, whether in one transaction or a series of transactions, to one or more other Persons; provided, however, that the foregoing subclauses (i) and (ii) shall not apply to (1) any transfer of assets among the Company, the Bridge Note Issuer and a Guarantor, (2) any transfer of assets among Guarantors and the Bridge Note Issuer or (iii) any transfer of assets by a Subsidiary that is not a Guarantor to (x) another Subsidiary that is not a Guarantor or the Bridge Note Issuer or (y) the Company, the Bridge Note Issuer or any Subsidiary Guarantor.
DEFAULTS AND REMEDIES. Section 6.01 of the Existing Indenture (together with the defined terms used therein, in each case, as in effect on the date hereof) is incorporated by reference herein as if originally appearing herein; provided, however, that to the extent that any provision of such Section (or definition used therein) is included in Schedule II attached hereto, such provision (or definition) shall be deemed to have been incorporated herein as if originally appearing herein in the form set forth in such Schedule.

If an Event of Default, other than a default under Section 6.01(h) or (i) of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” hereof) with respect to the Company or the Bridge Note Issuer, occurs and is continuing under this Agreement, the Purchaser, by written notice to the Company and the Bridge Note Issuer, may declare the principal of and accrued interest on the Bridge Note to be immediately due and payable. Upon a declaration of acceleration, such principal and interest will become immediately due and payable. If an Event of Default under Section 6.01(h) or (i) of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” hereof) occurs with respect to the Company or the Bridge Note Issuer, the principal of and accrued interest on the Bridge Note then outstanding will become immediately due and payable without any declaration or other act on the part of the Purchaser.
In the event of a declaration of acceleration of the Bridge Note because an Event of Default under Section 6.01(f) of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” hereof) has occurred and is continuing, the declaration of acceleration of the Bridge Note shall be automatically annulled if the event of default or payment default triggering such Section 6.01(f) shall be remedied or cured, or waived by the holders of the Debt, or the Debt that gave rise to such Event of Default shall have been discharged in full, within 30 days after the declaration of acceleration with respect thereto and if (1) the annulment of the acceleration of the Bridge Note would not conflict with any judgment or decree of a court of competent jurisdiction and (2) all existing Events of Default, except nonpayment of principal, premium or interest on the Bridge Note that became due solely because of the acceleration of the Bridge Note, have been cured or waived.
If an Event of Default occurs and is continuing, the Purchaser may pursue any available remedy to collect the payment of principal of, premium on, if any, or interest, if any, on the Bridge Note or to enforce the performance of any provision of the Bridge Note or this Agreement.
A delay or omission by the Purchaser in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.
COLLATERAL. Article 10 of the Existing Indenture (other than Sections 10.04 through 10.06 thereof) (together with the defined terms used therein, in each case, as in effect on the date hereof) is incorporated by reference herein as if originally appearing herein; provided, however, that to the extent that any provision of such Article (or definition used therein) is included in Schedule III attached hereto, such provision (or definition) shall be deemed to have been incorporated herein as if originally appearing herein in the form set forth in such Schedule.
BRIDGE NOTE GUARANTEES. Article 11 of the Existing Indenture (together with the defined terms used therein, in each case, as in effect on the date hereof) is incorporated by reference herein as if originally appearing herein; provided, however, that to the extent that any provision of such Article (or definition used therein) is included in Schedule IV attached hereto, such provision (or definition) shall be deemed to have been incorporated herein as if originally appearing herein in the form set forth in such Schedule.
OPTIONAL REDEMPTION. The Bridge Note Issuer may on any one or more occasions redeem all or a part of this Bridge Note, upon not less than 30 nor more than 60 days’ notice, at 100.000% of the principal amount thereof, plus accrued and unpaid interest, if any, on this Bridge Note, to the applicable date of redemption, subject to the rights of the Purchaser on the relevant record date to receive interest on the relevant Interest Payment Date. Unless the Bridge Note Issuer defaults in the payment of the redemption price, interest will cease to accrue on this Bridge Note or portions thereof called for redemption on the applicable redemption date.

REPURCHASE AT THE OPTION OF PURCHASER.
(A)Upon the occurrence of a Change of Control (as defined in the Existing Indenture), the Bridge Note Issuer will be required to make an offer (a “Change of Control Offer”) to the Purchaser to repurchase all or any part of this Bridge Note at a purchase price in cash equal to 101% of the aggregate principal amount of this Bridge Note repurchased, plus accrued and unpaid interest, if any, on this Bridge Note to the date of purchase, subject to the rights of the Purchaser on the relevant record date to receive interest due on the relevant interest payment date (the “Change of Control Payment”). Within ten days following any Change of Control, the Bridge Note Issuer will mail a notice to Purchaser setting forth the procedures governing the Change of Control Offer. A Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.
(B)If the Company or a Restricted Subsidiary of the Company consummates any Asset Sales (as defined in the Existing Indenture), within five days of each date on which the aggregate amount of Excess Proceeds exceeds $20.0 million, the Bridge Note Issuer will make an Asset Sale Offer to Purchaser and all holders of other Indebtedness that is pari passu with this Bridge Note containing provisions similar to those set forth in the Existing Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets in accordance with the Existing Indenture to purchase, prepay or redeem the maximum principal amount of the Bridge Note and such other pari passu Indebtedness (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith) that may be purchased, prepaid or redeemed out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of the Purchaser on the relevant record date to receive interest due on the relevant interest payment date, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by the Existing Indenture or this Bridge Note. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. If the Purchaser is subject to an offer to purchase, it will receive an Asset Sale Offer from the Bridge Note Issuer prior to any related purchase date and may elect to have such Bridge Note purchased by completing the form entitled “Option of Purchaser to Elect Purchase” attached to this Bridge Note.
NOTICE OF REDEMPTION. At least 30 days but not more than 60 days before a redemption date, the Bridge Note Issuer will mail or cause to be mailed, by first class mail, a notice of redemption to the Purchaser at its registered address. Any such redemption may, at the Bridge Note Issuer’s discretion, be subject to one or more conditions precedent, including any related Equity Offering or a Change of Control. In addition, if such redemption is subject to the satisfaction of one or more conditions precedent, the related notice shall describe each such condition, and if applicable, shall state that, in the Bridge Note Issuer’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived (provided that in no event shall such date of redemption be delayed to a date later than 60 days after the date on which such notice was mailed), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.
EXCHANGE. The Company and the Bridge Note Issuer will exchange this Bridge Note for an equal principal amount of the Company’s 11.000% Senior Secured Notes due 2019 to be issued pursuant to the Existing Indenture at the time of the issuance of such Bridge Notes in accordance with the terms of a note purchase and exchange agreement, dated the date hereof, among the Company, the Bridge Note Issuer, the guarantors party thereto and the purchaser party thereto.
NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Bridge Note Issuer, the Company or any Guarantor, as such, will have any liability for any obligations of the Bridge Note Issuer, the Company or the Guarantors under the Bridge Note, the Purchase and Exchange Agreement, the Existing Indenture, the Bridge Note Guarantees, the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. The Purchaser, by accepting this Bridge Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Bridge Note. The waiver may not be effective to waive liabilities under the federal securities laws.
AMENDMENT AND WAIVER. This Bridge Note may be amended or supplemented with the consent of the Purchaser, and any existing Default or Event of Default or compliance with any provision of this Bridge Note may be waived with the consent of the Purchaser.
NOTICES. Any notice or communication by the Company, the Bridge Note Issuer, any Guarantor or the Purchaser to the others is duly given if in writing and delivered in Person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier guaranteeing next day delivery, to the others’ address:
If to the Company, the Bridge Note Issuer and/or any Guarantor:
HC2 Holdings, Inc.
Attention: Paul Robinson
c/o HC2 Holdings,
450 Park Avenue, 30th Floor
New York, NY 10022

If to the Purchaser:

Jefferies LLC
520 Madison Avenue
New York, NY 10022

The Company, the Bridge Note Issuer, any Guarantor or the Purchaser, by notice to the others, may designate additional or different addresses for subsequent notices or communications.
All notices and communications will be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.
If a notice or communication is provided in the manner set forth above within the time prescribed, it is duly given, whether or not the addressee receives it.
SUCCESSORS. All agreements of the Company and the Bridge Note Issuer in this Bridge Note will bind their respective successors. All agreements of each Guarantor in this Bridge Note will bind its successors, except as otherwise provided in Section 11.05 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” hereof).
SEVERABILITY. In case any provision in this Bridge Note is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.
HEADINGS. The headings of sections of this Bridge Note (including in any Schedules hereto) have been inserted for convenience of reference only, are not to be considered a part of this Bridge Note and will in no way modify or restrict any of the terms or provisions hereof.

GOVERNING LAW. THE INTERNAL LAW OF THE STATE OF NEW YORK WILL GOVERN AND BE USED TO CONSTRUE THE PURCHASE AND EXCHANGE AGREEMENT, THIS BRIDGE NOTE AND THE BRIDGE NOTE GUARANTEES WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

Option of the Purchaser to Elect Purchase

If you want to elect to have this Bridge Note purchased by the Bridge Note Issuer pursuant to the Repurchase at the Option of the Purchaser provisions set forth in the Bridge Note, check the appropriate box below:
Change of Control Offer     Asset Sale Offer
If you want to elect to have only part of the Bridge Note purchased by the Bridge Note Issuer pursuant to the Repurchase at the Option of the Purchaser, state the amount you elect to have purchased:
$_______________

Date: _______________
Your Signature:    ___________________________________________
(Sign exactly as your name appears on the face of this
Bridge Note)
Tax Identification No.:    ____________________________________

Signature Guarantee*: _________________________

*    Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

NOTATION OF GUARANTEE
For value received, the Company and each other Guarantor (which term includes any successor Person under the Bridge Note) has, jointly and severally, unconditionally guaranteed, to the extent set forth in Bridge Note and subject to the provisions thereof, (a) the due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Bridge Note, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest on overdue principal of, premium on, if any, and interest, if any, on, the Bridge Note, if any, if lawful, and the due and punctual performance of all other obligations of the Bridge Note Issuer to the Purchaser all in accordance with the terms of the Bridge Note and (b) in case of any extension of time of payment or renewal of any Bridge Note or any of such other obligations, that the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Company and the other Guarantors to the Purchaser pursuant to the Note Guarantee and the Bridge Note are set forth in the section entitled “Bridge Note Guarantees” of the Bridge Note, which section, together with the section entitled “Governing Law,” are incorporated by reference herein.
Capitalized terms used but not defined herein have the meanings given to them in the Bridge Note.
[Name of Guarantors]

By:
Name:
Title:

1

SCHEDULE I
MODIFICATIONS TO COVENANTS
Modified Terms:

Term	Definition for purposes of the section entitled “Covenants” in the Bridge Note, except to the extent otherwise provided under “Modified Provisions” below
Indenture	Bridge Note
Issue Date	November 20, 2014
Net Cash Proceeds	Net Proceeds (as defined in the Existing Indenture (as in effect on the date of the Bridge Note))
Note Guarantee	The guaranty of the Bridge Note by the Company or a Guarantor pursuant to the section entitled “Bridge Note Guarantees” of the Bridge Note.
Notes	Bridge Note
Subsidiary Guarantors
The Bridge Note Issuer and each other Subsidiary of the Company that is a party to the Bridge Note as a Guarantor or that executes a joinder to the Bridge Note providing for the guaranty of the payment of the Bridge Note, or any successor obligor under its Note Guarantee pursuant to Section 11.04 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note), in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the Section 11.05 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note).

Trustee	The Purchaser

References to Sections and Articles	Unless the context otherwise requires, such Section or Article as incorporated by reference in the Bridge Note

Modified Provisions:

1.	Clauses (2) and (3) of the definition of the term “Permitted Liens” are amended and restated in their respective entireties to read as follow:
“(2) Liens on the Collateral to secure Obligations in respect of the Bridge Note~~s (excluding any Additional Notes)~~ and the Note Guarantees;
(3) Liens on the Collateral that rank pari passu with or junior to the Liens securing the Obligations in respect of the Bridge Notes or the Note Guarantees, as the case may be, and that secure Obligations in respect of Debt ~~(including any Additional Notes)~~ Incurred pursuant to clause (1), (4)(A) or (13) of the definition of Permitted Debt;”

2.	Clauses (6) and (7) of the fourth paragraph of Section 3.09 are amended and restated in their respective entireties to read as follow:
“(6) that if the Purchaser ~~Holders~~ elects~~ing~~ to have all or a portion of the Bridge Note~~s~~ purchased pursuant to any Asset Sale Offer, it will be required to surrender the Bridge Note, with the form entitled “Option of Purchaser to Elect Purchase” attached to the Bridge Note~~s~~ completed, or transfer by book-entry transfer, to the Company~~, a Depositary, if appointed by the Company, or a Paying Agent~~ at the address specified in the notice at least three days before the Purchase Date;

Schedule I-1

(7) that ~~Holders~~ the Purchaser will be entitled to withdraw ~~their~~ its election if the Company~~, the Depositary or the Paying Agent, as the case may be,~~ receives, not later than the expiration of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the ~~Holder~~ Purchaser, the principal amount of the Bridge Note the ~~Holder~~ Purchaser delivered for purchase and a statement that ~~such Holder~~ the Purchaser is withdrawing ~~his~~ its election to have ~~such~~ the Bridge Note purchased;”.

3.	The last two paragraphs of Section 3.09 are amended and restated in their respective entireties to read as follow:
“On or before the Purchase Date, the Company will, to the extent lawful, accept for payment~~, on a pro rata basis to the extent necessary,~~ the Offer Amount of Bridge Note~~s~~ or portions thereof tendered pursuant to the Asset Sale Offer, or if less than the Offer Amount has been tendered, ~~all~~ the Bridge Note~~s~~ tendered~~, and will deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09~~. The Company~~, the Depositary or the Paying Agent, as the case may be,~~ will promptly (but in any case not later than five days after the Purchase Date) mail or deliver to ~~each tendering Holder~~ the Purchaser an amount equal to the purchase price of the Bridge Note~~s~~ tendered by ~~such Holder~~ the Purchaser and accepted by the Company for purchase, and the ~~Company~~ Bridge Note Issuer will promptly issue a new Bridge Note, and the Trustee, upon written request from the Company, will authenticate and mail or deliver ~~(or cause to be transferred by book entry)~~ such new Bridge Note to ~~such Holder~~ the Purchaser, in a principal amount equal to any unpurchased portion of the Bridge Note surrendered. ~~Any Note not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof.~~ The Company will publicly announce the results of the Asset Sale Offer on the Purchase Date.
~~Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof~~If the Bridge Note or any portion thereof is repurchased by the Company as contemplated under this Section 3.09, the Company shall contribute the Bridge Note or portion thereof that is so repurchased to the Bridge Note Issuer for retirement and cancellation and shall cause the Bridge Note Issuer to so retire cancel the same.”

4.	Section 4.01 is amended and restated in its entirety to read as follow:
“Section 4.01 Payment of Bridge Notes. The ~~Company~~ Bridge Note Issuer will pay or cause to be paid the principal of, premium on, if any, and interest, if any, on, the Bridge Note~~s~~ on the dates and in the manner provided in the Bridge Note~~s~~. Principal, premium, if any, and interest, if any, will be considered paid on the date due if the Purchaser is in receipt no later than ~~Paying Agent, if other than the Company or a Subsidiary thereof, holds as of~~ 10:00 a.m. Eastern Time on the due date money paid ~~deposited~~ by the ~~Company~~ Bridge Note Issuer in immediately available funds ~~and designated for and~~ sufficient to pay all principal, premium, if any, and interest, if any, then due.
The ~~Company~~ Bridge Note Issuer will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at a rate that is 1% higher than the then applicable interest rate on the Bridge Note~~s~~ to the extent lawful; it will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any (without regard to any applicable grace period), at the same rate to the extent lawful.”.

5.	Section 4.05(f) is amended to delete the words “Article 6” therefrom and insert the words “Section 8” in lieu thereof.

6.	Section 4.06(b) is amended to delete the words “Article 4 or Article 5” therefrom and insert the words “Section 7(n) or (o)” in lieu thereof.

Schedule I-2

7.	Sections 4.09(b)(8) and (9) are amended and restated in their respective entireties to read as follow:
“(8)    Restricted Payments not otherwise permitted hereby in an aggregate amount not to exceed $1.0 million since November 20, 2014;
(9)    (a) repurchases of Equity Interests deemed to occur upon the exercise of stock options or warrants if the Equity Interests represent all or a portion of the exercise price thereof (or related withholding taxes) and (b) Restricted Payments by the Company or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon the exercise of options or warrants or upon the conversion or exchange of Equity Interests of the Company or any Restricted Subsidiary in an aggregate amount under this clause (b) not to exceed $1.0 million since November 20, 2014;”.

8.	Section 4.10(b)(1) is amended and restated in its entirety to read as follow:
“(1)    existing on (A) ~~the Issue Date~~ November 20, 2014 in this Indenture or any other agreements in effect on ~~the Issue Date~~ November 20, 2014 and (B) the date hereof in this Bridge Note, and any extensions, renewals, replacements or refinancings of any of the foregoing; provided that the encumbrances and restrictions in the extension, renewal, replacement or refinancing are, taken as a whole, no less favorable in any material respect to the ~~noteholders~~ Purchaser than the encumbrances or restrictions being extended, renewed, replaced or refinanced;”.

9.	Section 4.11(b)(4) is amended and restated in its entirety to read as follow:
“(4)    Debt of (A) the Company pursuant to the Existing Notes in an aggregate principal amount not exceeding $307 million at any one time outstanding ~~(other than Additional Notes)~~ and Debt of the Bridge Note Issuer and any ~~Subsidiary~~ Guarantor pursuant to a ~~Note~~ Guarantee thereof ~~(including Additional Notes)~~ and (B) the Bridge Note Issuer pursuant to the Bridge Note and Debt of the Guarantors pursuant to the Note Guarantees;”.

10.	Section 4.13(c)(5) is amended and restated in its entirety to read as follow:
“(5)    transactions pursuant to any contract or agreement in effect on November 20, 2014 ~~the Issue Date~~, as amended, modified or replaced from time to time so long as the terms of the amended, modified or new agreements, taken as a whole, are no less favorable to the Company and any applicable Restricted Subsidiary than those in effect on November 20, 2014 ~~the date of this Indenture~~;”.

11.
Section 4.15 is amended to delete the words “Article 5 hereof” therefrom and insert the words “Sections 7(o) hereof and Section 11.04 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note)” in lieu thereof.

12.	Sections 4.16(b), (c), (d) and (f) are amended and restated in their respective entireties to read as follow:
“(b)    On or before the Change of Control Payment Date, the Company will, to the extent lawful:
(1)    accept for payment ~~all~~ the Bridge Notes or portions thereof properly tendered pursuant to the Change of Control Offer; and
(2)    ~~deposit with the paying agent~~ promptly mail or wire transfer to the Purchaser an amount equal to the Change of Control Payment in respect of ~~all~~ the Bridge Notes or portions thereof properly tendered~~; and~~
~~(3)    deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company~~.

Schedule I-3

(c)    The Bridge Note Issuer ~~paying agent~~ will promptly ~~mail or wire transfer to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate~~ issue and mail (or cause to be transferred by book entry) to ~~each Holder~~ the Purchaser a new Bridge N~~n~~ote equal in principal amount to any unpurchased portion of the Bridge Note~~s~~ surrendered, if any; provided that such new Bridge N~~n~~ote will be in a principal amount of $2,000 or a higher integral multiple of $1,000.
(d)    The Company will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases ~~all~~ the Bridge Note~~s~~ if it has been validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption has been given with respect to all the Notes pursuant to the Bridge Note~~hereof~~, unless and until there is a default in payment of the applicable redemption price.
(f)    If the Bridge Note~~s~~ or any portion thereof is repurchased by the Company pursuant to a Change of Control Offer, the Company will contributed the Bridge Note or such portion to the Bridge Note Issuer for retirement and cancellation and shall cause the Bridge Note Issuer to so retire and cancel the same ~~have the status of notes issued but not outstanding or will be retired and cancelled at the option of the Company. Notes purchased by a third party pursuant to this Section 4.16 will have the status of Notes issued and outstanding~~.”.

13.	Section 4.18 is amended and restated in its entirety to read as follow:
“Section 4.18    Additional Note Guarantees.
If any Domestic Subsidiary of the Company Guarantees any Debt of the Company, the Bridge Note Issuer or a ~~Subsidiary~~ Guarantor after the date of this Bridge Note, then that Domestic Subsidiary will within 15 B~~b~~usiness D~~d~~ays of the date on which it Guarantees any Debt of the Company, the Bridge Note Issuer or a ~~Subsidiary~~ Guarantor (i) execute and deliver to the ~~Trustee~~ Purchaser a ~~supplemental indenture~~ Notation of Guarantee substantially in the form attached to this ~~Indenture~~ Bridge Note pursuant to which such Domestic Subsidiary will guarantee the Bridge Note~~s~~, and (ii) execute and deliver to the Collateral Trustee joinder agreements or other similar agreements with respect the applicable Security Documents. Each Note Guarantee shall be automatically released as described under Section 11.05 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note). The form of such ~~supplemental indenture~~ Note Guarantee joinder is attached as Exhibit ~~F~~ A hereto.”.

14.
The first sentence of Section 4.19 is amended to insert the words “(other than the Bridge Note Issuer)” immediately following the words “any Restricted Subsidiary” and immediately preceding the words “to be an Unrestricted Subsidiary”, in each case, therein.

15.	Section 4.23(a) is amended and restated in its entirety to read as follow:
“(a)    After the date of the Bridge Note~~Issue Date~~, following the first day: (i) the Existing Notes have Investment Grade Ratings from both Rating Agencies; and (ii) no Default has occurred and is continuing under this Bridge Note~~Indenture~~; the Company and its Restricted Subsidiaries shall not be subject to Sections 4.03, 4.09, 4.10, 4.11, 4.12, and 4.13~~, and 5.01(a)(3)~~ of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” of the Bridge Note) (collectively, the “Suspended Covenants”).”

Schedule I-4

SCHEDULE II
MODIFICATIONS TO EVENTS OF DEFAULTS
Modified Terms:

Term	Definition for purposes of “Defaults and Remedies” of the Bridge Note, except to the extent otherwise provided under “Modified Provisions” below
Indenture	Bridge Note
Note Guarantee	The guaranty of the Bridge Notes by a Guarantor or the Company pursuant to the section entitled “Bridge Note Guarantees” of the Bridge Note t.
Significant Subsidiaries
The Bridge Note Issuer and each other Subsidiary, or group of Subsidiaries, of the Company that would, taken together, be a “significant subsidiary” as defined in Article 1, Rule 1-02 (w)(1) or (2) of Regulation S-X promulgated under the Securities Act, as such regulation is in effect on the date of the Bridge Note, substituting 20 percent for 10 percent in the tests used therein to determine significant subsidiary.

Subsidiary Guarantors
Each Subsidiary of the Company that is a party to the Bridge Note as a Guarantor or that executes a joinder to the Bridge Note providing for the guaranty of the payment of the Bridge Notes, or any successor obligor under its Note Guarantee pursuant to Section 11.04 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note), in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the Section 11.05 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note).

Trustee	The Purchaser

References to Sections and Articles	Unless the context otherwise requires, such Section or Article as incorporated by reference in the Bridge Note

Modified Provisions:

1.	Sections 6.01(a), (b), (c), (e), (j) and (k) are amended and restated in their respective entireties to read as follow:
“(a)    the ~~Company~~ Bridge Note Issuer defaults in the payment of the principal of any Bridge N~~n~~ote when the same becomes due and payable at maturity, upon acceleration or redemption, or otherwise (other than pursuant to an Offer to Purchase);
(b)    the ~~Company~~ Bridge Note Issuer defaults in the payment of interest on any Bridge N~~n~~ote when the same becomes due and payable, and the default continues for a period of 30 days;
(c)    failure by the Company to comply with the provisions of Sections 4.12 or 4.16 ~~here~~of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” of the Bridge Note) or failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Section 5.01 7(o) hereof or Section 11.04 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note);
(e)    the Company defaults in the performance of or breaches any other covenant or agreement of the Company in this Indenture, the Pledge Agreement or under the Bridge Note~~s~~ and the default or breach continues for a period of 60 consecutive days after written notice to the Company by the Purchaser ~~Trustee or to the Company and the Trustee by the Holders of 25% or more in aggregate principal amount of the Notes~~);

Schedule II-1

(j)    any Note Guarantee of the Company or a Significant Subsidiary ceases to be in full force and effect, other than in accordance the terms of this ~~Indenture~~ Bridge Note, or the Company or a Guarantor that is a Significant Subsidiary denies or disaffirms its obligations under its Note Guarantee; or
(k)    (a) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any portion of the Collateral (with a fair market value in excess of $25.0 million) intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this ~~Indenture~~ Bridge Note or the Security Documents), (b) any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect (except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this ~~Indenture~~ Bridge Note) or (c) the enforceability of the Liens created by the Security Documents shall be contested by the Company, the Bridge Note Issuer or any ~~Subsidiary~~ Guarantor that is a Significant Subsidiary.

Schedule II-2

SCHEDULE III

MODIFICATIONS TO COLLATERAL
Modified Terms:

Term	Definition for purposes of the section entitled “Collateral” in the Bridge Note, except to the extent otherwise provided under “Modified Provisions” below
Indenture	Bridge Note
Note Guarantee	The guaranty of the Bridge Notes by a Guarantor or the Company pursuant to the section entitled “Bridge Note Guarantees” of the Bridge Note.
Subsidiary Guarantors
Each Subsidiary of the Company that is a party to the Bridge Note as a Guarantor or that executes a joinder to the Bridge Note providing for the guaranty of the payment of the Bridge Notes, or any successor obligor under its Note Guarantee pursuant to Section 11.04 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note), in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the Section 11.05 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note).

Trustee	The Purchaser

References to Sections and Articles	Unless the context otherwise requires, such Section or Article as incorporated by reference in the Bridge Note

Modified Provisions:

1.	Section 10.01 is amended and restated in its entirety to read as follow:
“Section 10.01 Security Documents.
The due and punctual payment of the principal of, premium on, if any, and interest, if any, on, the Bridge Note~~s~~ when and as the same shall be due and payable, whether on an interest payment date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any (to the extent permitted by law), on the Bridge Note~~s~~ and performance of all other obligations of the Bridge Note Issuer and the Company to the Purchaser ~~Holders of Notes or the Trustee~~ under this Bridge Note ~~Indenture~~ and the Bridge Note~~s~~ (including, without limitation, the Note Guarantees), according to the terms hereunder or thereunder, are secured as provided in the Security Documents which the Bridge Note Issuer, the Company, and the Guarantors have previously ~~has~~ entered into ~~simultaneously with the execution of this Indenture~~. The Purchaser ~~Each Holder of Notes, by its acceptance thereof,~~ consents and agrees to the terms of the Security Documents (including, without limitation, the provisions providing for foreclosure and release of Collateral) as the same may be in effect or may be amended from time to time in accordance with its terms and authorizes and directs the Collateral Trustee to ~~enter into the Security Documents and to~~ perform its obligations and exercise its rights thereunder in accordance therewith. The Company will deliver to the Purchaser ~~Trustee~~ copies of all documents delivered to the Collateral Trustee pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Purchaser ~~Trustee~~ and the Collateral Trustee the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Bridge Note ~~Indenture~~ and of the Bridge Note~~s~~ secured hereby, according to the intent and purposes herein expressed. The Company will take, and will cause its Subsidiaries to take, upon request of the Purchaser ~~Trustee~~, any and all actions reasonably required to cause the Security Documents to create and maintain, as security for the Obligations of the Bridge Note Issuer and the Company ~~here~~under

Schedule III-1

this Bridge Note (including, without limitation, the Note Guarantees), a valid and enforceable perfected first priority Lien in and on all the Collateral (excluding Excluded Assets) to the extent provided in the Security Documents, in favor of the Collateral Trustee for the benefit of the Purchaser ~~Holders of Notes~~, superior to and prior to the rights of all third Persons and subject to no other Liens than Permitted Liens.”.

2.	Section 10.02 is amended and restated in its entirety to read as follow:
“Section 10.02    Release of Liens.
(a)    The Liens on the Collateral securing the Bridge Note~~s~~ and the Note Guarantees will automatically be released:
(1)    upon payment in full of principal, interest and all other Obligations (other than contingent indemnity obligations) on the Bridge Note~~s~~ and the Note Guarantees ~~or satisfaction and discharge of this Indenture or defeasance (including covenant defeasance of the Notes~~);
(2)    in the case of such Liens securing the Note Guarantee of a Guarantor, upon release of ~~a~~ such Note Guarantee (with respect to the Liens securing such Note Guarantee granted by such ~~Subsidiary~~ Guarantor);
(3)    in connection with any sale, transfer or other disposition of Collateral to any Person other than the Company or any ~~Subsidiary~~ Guarantor (but excluding any transaction subject to ~~Section 5.01 hereof~~ Section 11.04 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note)) that is not prohibited by this Bridge Note ~~Indenture~~ (with respect to the Lien on such Collateral); provided that, except in the case of any disposition in the ordinary course of business, upon such disposition and after giving effect thereto, no Default shall have occurred and be continuing, and the Company would be in compliance with the covenants set forth under Sections 4.03 and ~~Section~~ 4.04 of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” of the Bridge Note) (calculated as if the disposition date was a date on which such covenant is required to be tested in such Section 4.04 ~~hereof~~); provided, further, that any products or proceeds received by the Company or such ~~Subsidiary~~ Guarantor in respect of any such Collateral shall continue to constitute Collateral to the extent required by this Bridge Note ~~Indenture~~ and the Security Documents;
(4)    in whole or in part, with the consent of the Purchaser ~~Holders of the requisite percentage of Notes in accordance with Article 9 hereof, including the release of all or substantially all of the Collateral if approved by Holders of at least 662/3% of the aggregate principal amount of the Notes~~;
(5)    with respect to assets that become Excluded Assets; or
(6)    as contemplated by Section 4.1 and 4.4 of the Collateral Trust Agreement.
Each of the releases described in clauses 1, 2, 3 and 5 shall be effected by the Collateral Trustee upon receipt of appropriate notice of instruction, to the extent required, without the consent of ~~Holders~~ or any action on the part of the Purchaser~~Trustee~~.
(b)    Upon compliance by the Bridge Note Issuer, the Company or any ~~Subsidiary~~ Guarantor, as the case may be, with the conditions precedent required by this Bridge Note ~~Indenture~~, the Purchaser ~~Trustee~~ or the Collateral Trustee shall promptly cause to be released and re-conveyed to the Bridge Note Issuer, the Company or the ~~Subsidiary~~ Guarantor, as the case may be, the released Collateral.”.

Schedule III-2

3.	The second paragraph of Section 10.03 is deleted in its entirety.

4.	Section 10.07 is amended and restated in its entirety to read as follow:
“Section 10.07    Termination of Security Interest.
Upon the full and final payment and performance of all Obligations (other than contingent indemnity obligations) of the Bridge Note Issuer and the Company under this Bridge Note ~~Indenture~~ and the Bridge Note~~s or upon Legal Defeasance, Covenant Defeasance or satisfaction and discharge of this Indenture in accordance with Article 12 hereof~~, the Purchaser ~~Trustee~~ will, at the request of the Company, deliver a certificate to the Collateral Trustee stating that such Obligations have been paid in full, and instruct the Collateral Trustee to release the Liens pursuant to this Bridge Note ~~Indenture~~ and the Security Documents.”.

Schedule III-3

SCHEDULE IV
MODIFICATIONS TO NOTE GUARANTEES
Modified Terms:

Term	Definition for purposes of the section entitled “Bridge Note Guarantees” of the Bridge Note, except to the extent otherwise provided under “Modified Provisions” below
Indenture	Bridge Note
Note	The Bridge Note
Note Guarantee	The guaranty of the Bridge Notes by a Guarantor or the Company pursuant to the section entitled “Bridge Note Guarantees” of the Bridge Note.
Subsidiary Guarantors
Each Subsidiary of the Company that is a party to the Bridge Note as a Guarantor or that executes a joinder to the Bridge Note providing for the guaranty of the payment of the Bridge Notes, or any successor obligor under its Note Guarantee pursuant to Section 11.04 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note), in each case unless and until such Guarantor is released from its Note Guarantee pursuant to the Section 11.05 of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note).

Trustee	The Purchaser

References to Sections and Articles	Unless the context otherwise requires, such Section or Article as incorporated by reference in the Bridge Note

Modified Provisions:

1.	Section 11.01 is amended and restated in its entirety to read as follow:
“Section 11.01    Note Guarantees.
(a)    Subject to this ~~Article 11~~ the section entitled “Bridge Note Guarantees” of the Bridge Note, each of the Company and the ~~Subsidiary~~ Guarantors hereby, jointly and severally, unconditionally guarantees to the Purchaser ~~each Holder of a Note authenticated and delivered by the Trustee and to the Trustee~~ and its successors and assigns, irrespective of the validity and enforceability of this Bridge Note ~~Indenture~~, the Bridge Note~~s~~ or the obligations of the Bridge Note Issuer ~~Company~~ hereunder or thereunder, that:
(1)     the principal of, premium, if any, on, and interest, if any, on the Bridge Note~~s~~ will be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of, premium on, if any, and interest, if any, on, the Bridge Note~~s~~, if lawful, and all other obligations of the Bridge Note Issuer ~~Company~~ to the Purchaser ~~Holders or the Trustee~~ hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and
(2)    in case of any extension of time of payment or renewal of ~~any~~ the Bridge Note~~s~~ or any of such other obligations, that same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.
Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Company and the ~~Subsidiary~~ Guarantors will be jointly and severally obligated to pay the same

Schedule IV-1

immediately. Each of the Company and the ~~Subsidiary~~ Guarantors agrees that this is a guarantee of payment and not a guarantee of collection.
(b)    ~~The~~ Each of the Company and the ~~Subsidiary~~ Guarantors hereby agree that their obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Bridge Note~~s~~ or this Bridge Note ~~Indenture~~, the absence of any action to enforce the same, any waiver or consent by the Purchaser ~~any Holder of the Notes~~ with respect to any provisions hereof or thereof, the recovery of any judgment against the Bridge Note Issuer ~~Company~~, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each of the Company and the ~~Subsidiary~~ Guarantors hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Bridge Note Issuer ~~Company~~, any right to require a proceeding first against the Bridge Note Issuer ~~Company~~, protest, notice and all demands whatsoever and covenant that this Note Guarantee will not be discharged except by complete performance of the obligations contained in the Bridge Note~~s~~ and this Bridge Note ~~Indenture~~.
(c)    If the Purchaser ~~any Holder or the Trustee~~ is required by any court or otherwise to return to the Company, the Bride Note Issuer, the ~~Subsidiary~~ Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to ~~either~~ any of the Company, the Bridge Note Issuer or the ~~Subsidiary~~ Guarantors, any amount paid by ~~either~~ any such Person to the Purchaser ~~Trustee or such Holder~~, this Note Guarantee, to the extent theretofore discharged, will be reinstated in full force and effect.
(d)    Each of the Company and the ~~Subsidiary~~ Guarantors agrees that it will not be entitled to any right of subrogation in relation to the Purchaser ~~Holders~~ in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each of the Company and the ~~Subsidiary~~ Guarantors further agrees that, as between the Company and the ~~Subsidiary~~ Guarantors, on the one hand, and the Purchaser ~~Holders and the Trustee~~, on the other hand, (1) the maturity of the obligations guaranteed hereby may be accelerated as provided in ~~Article 6~~ Section 8 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such obligations as provided in ~~Article 6~~ Section 8 hereof, such obligations (whether or not due and payable) will forthwith become due and payable by the Company and the ~~Subsidiary~~ Guarantors for the purpose of this Note Guarantee. The ~~Subsidiary~~ Guarantors will have the right to seek contribution from any non-paying ~~Subsidiary G~~ guarantor so long as the exercise of such right does not impair the rights of the Purchaser ~~Holders~~ under the Note Guarantee.

2.	Section 11.03 is amended and restated in its entirety to read as follow:
“Section 11.03    Execution and Delivery of Note Guarantee.
To evidence its Note Guarantee set forth in Section 11.01 ~~here~~of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note), each of the Company and the ~~Subsidiary~~ Guarantors hereby agrees that a notation of such Note Guarantee substantially in the form attached ~~as Exhibit E~~ hereto will be endorsed by an Officer of such ~~Subsidiary G~~ guarantor on ~~each~~ the Bridge Note ~~authenticated and delivered by the Trustee~~ and that this Bridge Note ~~Indenture~~ will be executed on behalf of such ~~Subsidiary G~~ guarantor by one of its Officers.
Each of the Company and the ~~Subsidiary~~ Guarantors hereby agrees that its Note Guarantee set forth in Section 11.01 ~~here~~of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note) will remain in full force and effect notwithstanding any failure to endorse on ~~each~~ the Bridge Note a notation of such Note Guarantee.
In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary after the date of this Bridge Note ~~Indenture~~, if required by Section 4.18 ~~here~~of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” of the Bridge Note), the

Schedule IV-2

Company will cause such Domestic Subsidiary to comply with the provisions of Section 4.18 ~~here~~of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” of the Bridge Note) and this ~~Article 6~~ Section of the Bridge Note, to the extent applicable. ”.

3.	Section 11.04 is amended and restated in its entirety to read as follow:
“Section 11.04    ~~Subsidiary~~ Guarantors May Consolidate, etc., on Certain Terms.
Except as otherwise provided in Section 11.05 ~~here~~of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note), no ~~Subsidiary~~ Guarantor may, directly or indirectly, sell, assign, transfer, convey, or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such ~~Subsidiary~~ Guarantor is the surviving Person) another Person, other than the Company, the Bridge Note Issuer or another ~~Subsidiary~~ Guarantor, unless:
(a)    immediately after giving effect to such transaction, no Default or Event of Default exists; and
(b)    either:
(1)    subject to Section 11.05 ~~here~~of the Existing Indenture (as incorporated by reference in the section entitled “Bridge Note Guarantees” of the Bridge Note), the Person acquiring the property in any such sale, assignment, transfer, conveyance or disposition or the Person formed by or surviving any such sale, assignment, transfer, conveyance, consolidation or merger unconditionally assumes all the obligations of that ~~Subsidiary~~ Guarantor under its Note Guarantee, this Bridge Note ~~Indenture~~ and the Security Documents on the terms set forth herein or therein, pursuant to a supplement~~al indenture~~ and appropriate Security Documents in form and substance reasonably satisfactory to the Purchaser ~~Trustee~~; or
(2)    the Net Proceeds of such sale, assignment, transfer, conveyance, or other disposition are applied in accordance with the applicable provisions of this Bridge Note ~~Indenture~~, including without limitation, Section 4.12 ~~here~~of the Existing Indenture (as incorporated by reference in the section entitled “Covenants” of the Bridge Note).
In case of any such consolidation, merger, sale, assignment, transfer, or conveyance and upon the assumption by the successor Person, by supplement~~al indenture~~, executed and delivered to the Purchaser ~~Trustee~~ and satisfactory in form to the Purchaser ~~Trustee~~, of the Note Guarantee endorsed upon the ~~each~~ the Bridge Note~~s~~ and the due and punctual performance of all of the covenants and conditions of this Bridge Note ~~Indenture~~ to be performed by the ~~Subsidiary~~ Guarantor, such successor Person will succeed to and be substituted for the ~~Subsidiary~~ Guarantor with the same effect as if it had been named herein as a ~~Subsidiary~~ Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon ~~all of~~ the Bridge Note~~s~~ issuable hereunder which theretofore shall not have been signed by the Bridge Note Issuer ~~Company~~ and delivered to the Purchaser ~~Trustee~~. All the Note Guarantees so issued will in all respects have the same legal rank and benefit under this Bridge Note ~~Indenture~~ as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Bridge Note ~~Indenture~~ as though all of such Note Guarantees had been issued at the date of the execution hereof.
Except as set forth in ~~Articles 4 and 5 hereof Article 6~~ Section 7, and notwithstanding clauses (b)(1) and (2) above, nothing contained in this Bridge Note ~~Indenture~~ or in any of the Bridge Note~~s~~ will prevent any consolidation or merger of a ~~Subsidiary~~ Guarantor with or into the Company, the Bridge Note Issuer or another ~~Subsidiary~~ Guarantor, or will prevent any sale, assignment, transfer, or conveyance of the property of a ~~Subsidiary~~ Guarantor as an entirety or substantially as an entirety to the Company, the Bridge Note Issuer or another ~~Subsidiary~~ Guarantor. ”.

Schedule IV-3

4.	Section 11.05(d) is amended and restated in its entirety to read as follow:
“(d)    Upon payment in full of principal, interest and all other Obligations (other than contingent indemnity obligations) on the Bridge Note and the Note Guarantees ~~Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 12 hereof~~, each ~~Subsidiary~~ Guarantor will be released and relieved of any obligations under its Note Guarantee.”.

Schedule IV-4